UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On November 12, 2015, the Board of Directors of the Company and Carlyle took the following actions in their ongoing efforts to realign the representation on the Board of Directors to more closely reflect the current ownership of the Company’s stock:

•	the Board of Directors of the Company elected Joanne M. Maguire to the Board of Directors, to be effective as of January 1, 2016. Ms. Maguire is independent of management and free from any material relationship with the Company and its subsidiaries or Carlyle;

•	Messrs. Marco De Benedetti and Peter J. Clare, designees of Carlyle, agreed to step down as directors of the Company, each to be effective as of December 31, 2015; and

•	Carlyle and the other parties thereto amended the Stockholders Agreement to eliminate the right of Carlyle to designate any members for election to the Company’s Board notwithstanding the ongoing designation rights previously afforded thereunder.

Election of Director. On November 12, 2015, the Board of Directors of the Company elected Joanne M. Maguire to the Board of Directors, to be effective as of January 1, 2016, to fill the vacancy that will be created by the departure of Mr. Clare. Pursuant to the applicable independence requirements of the NASDAQ Stock Market and the Securities Exchange Act of 1934 (the “Exchange Act”), the Board has determined that Ms. Maguire is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of her independent judgment as a member of the Board. Ms. Maguire will serve as a Class I director, which class will stand for re-election at the 2017 annual meeting of stockholders.

Ms. Maguire, age 61, served as executive vice president of Lockheed Martin Space Systems Company (“SSC”), a provider of advanced-technology systems for national security, civil and commercial customers, from 2006 until she retired in May 2013. Ms. Maguire joined Lockheed Martin in 2003 and assumed leadership of SSC in 2006. Prior to joining Lockheed Martin, Ms. Maguire was with TRW’s Space & Electronics sector (now part of Northrop Grumman) filling a range of progressively responsible positions from engineering analyst to Vice President and Deputy to the sector’s CEO, serving in leadership roles over programs as well as engineering, advanced technology, manufacturing, and business development organizations. She was the first woman to receive the International von Karman Wings Award, presented by the California Institute of Technology. In 2011, she was elected to the National Academy of Engineering and is a fellow of the American Institute of Aeronautics and Astronautics. Ms. Maguire also sits on the boards of directors of Freescale Semiconductor, Ltd., Visteon Corporation and Charles Stark Draper Laboratory.

The Board has concluded that Ms. Maguire should serve as a director because she brings experience gained from holding senior leadership positions within a publicly traded company in the technology sector. The senior leadership positions she has held provide her with experience, including strategic planning, operations, risk management and corporate governance experience, which is particularly valuable to her service on the Board of Directors.

Ms. Maguire will participate in the Company’s Non-Employee Director Compensation Plan, including a pro-rated annual cash and equity retainer based on the date she joins the Board, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 12, 2015 (the “2015 Proxy”). Ms. Maguire will also enter into the Company’s standard indemnification agreement, as described in the 2015 Proxy and filed as Exhibit 10.22 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190354), filed with the SEC on September 12, 2013. The foregoing descriptions are incorporated herein by reference.

There are no family relationships between Ms. Maguire and any officer or other director of the Company or any related party transactions involving Ms. Maguire. There is no arrangement or understanding between Ms. Maguire and any other person pursuant to which she was selected as a director.

Departure of Directors. Messrs. Marco De Benedetti and Peter J. Clare, both of whom are Managing Directors of Carlyle and were designated by Carlyle to serve on the Company’s Board, resigned as directors of the Company, each to be effective as of December 31, 2015.

Stockholders Agreement. The Company, Carlyle and the other parties thereto amended the Stockholders Agreement to eliminate the right of Carlyle to designate any members for election to the Company’s Board. As a result, nominations of persons for election to the Company’s Board and the election of persons to the Company’s Board will be made as provided in the Company’s Certificate of Incorporation and Bylaws; provided, that Mr. Frank M. Drendel and the Company’s senior ranking executive officer shall continue to have the right to be nominated for election to serve as a board member. A copy of the Stockholders Agreement, as amended, is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit.	Description.

10.1	Second Amended and Restated Stockholders Agreement by and among CommScope Holdings Company, Inc., the Management Stockholders named therein and Carlyle-CommScope Holdings, L.P., dated November 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2015	COMMSCOPE HOLDING COMPANY, INC.

	By:	/s/ Frank B. Wyatt, II
Frank B. Wyatt, II
Senior Vice President,
General Counsel and Secretary

INDEX OF EXHIBITS

Exhibit.	Description.

10.1	Second Amended and Restated Stockholders Agreement by and among CommScope Holdings Company, Inc., the Management Stockholders named therein and Carlyle-CommScope Holdings, L.P., dated November 12, 2015.